Board of Directors
Brounley Associates, Inc.
7381 114th Avenue North
Suite 409
Largo, Florida 33773

     We have audited the accompanying balance sheets of Brounley Associates, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     We did not observe the taking of the physical inventories at December 31, 1997 and 1996 (stated at $237,682 and $183,279, respectively), since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about inventory quantities by means of other auditing procedures.

     In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 1997 and 1996, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Brounley Associates, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 9 to the financial statements, certain errors resulting in understatement of the previously reported common stock and additional paid in capital accounts as of December 31, 1997 and December 31, 1996, were discovered by management of the Company subsequent to October 19,1998. Accordingly, an adjustment has been made to retained earnings as of December 31, 1997 and December 31, 1996, to correct the error.


October 19, 1998
(Except for Note 9, as to
which the date is March 2, 1999)

                          BROUNLEY ASSOCIATES, INC.
                                 Balance Sheets
                           December 31, 1997 and 1996


           ASSETS                           1997                       1996

CURRENT ASSETS
   Cash                                   $ 29,944                   $ 15,122
   Accounts receivable, net                  5,444                     58,848
   Inventories                             237,682                    183,279
   Other current assets                        800                        -0-
       Total current assets                273,870                    257,249

FIXED ASSETS, NET                           11,873                     18,068

OTHER ASSETS                                   700                        700

          Total assets                    $286,443                   $276,017


       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion long-term liabilities  $ 15,325                 $    4,685
   Accounts payable - trade                 63,607                    100,072
   Customer deposits                        73,540                     30,145
   Other current liabilities                 5,691                      2,239

        Total current liabilities          158,163                    137,141


LONG-TERM LIABILITIES, less current portion 27,490                     42,815


       Total liabilities                   185,653                    179,956

STOCKHOLDERS' EQUITY

   Common stock                             24,444                     24,444
   Treasury stock                          (29,000)                       -0-
   Additional paid in capital               47,156                     47,156
   Retained earnings                        58,190                     24,461

     Total stockholders' equity            100,790                     96,061

     Total liabilities and
     stockholders' equity                  $286,443                   $276,017



        The accompanying notes are an integral part of these statements.

                                       -4-

                            BROUNLEY ASSOCIATES, INC.
                             Statements of Earnings
                           December 31, 1997 and 1996


                                               1997                   1996

Sales                                         $852,020                $687,663

Cost of goods sold                             619,681                 469,644

Gross profit                                   232,339                 218,019

General and administrative expenses            189,262                 205,566

Total operating earnings                        43,077                  12,453

Other income:
      Other income                                 155                     -0-
           Total other income                      155                     -0-

Other expenses:
      Other expense                                325                     614
      Interest expense                           1,207                     649
           Total other expenses                  1,532                   1,263

Earnings before income taxes                    41,700                  11,190

Income taxes                                     7,971                   2,081

Net earnings                                  $ 33,729               $   9,109













        The accompanying notes are an integral part of these statements.
                                       -5-

                            BROUNLEY ASSOCIATES, INC.
                       Statements of Stockholders' Equity
                           December 31, 1997 and 1996

                                               Additional
                            Common   Treasury     Paid In    Retained
                            Stock     Stock       Capital    Earnings     Total

Balance, December 31, 1995 $24,444    $-0-       $47,156    $ 15,352  $ 86,952

Net earnings for the year    -0-       -0-         -0-         9,109     9,109

Balance, December 31, 1996  24,444     -0-        47,156      24,461    96,061

Treasury Stock               -0-     (29,000)      -0-          -0-   (29,000)

Net earnings for the year    -0-       -0-         -0-        33,729    33,729

Balance December 31, 1997  $24,444  $(29,000)    $47,156    $ 58,190  $100,790


























        The accompanying notes are an integral part of these statements.
                                       -6-

                            BROUNLEY ASSOCIATES, INC.
                            Statements of Cash Flows
                           December 31, 1997 and 1996


CASH FLOWS FROM OPERATING ACTIVITIES                         1997        1996


   Net earnings                                           $ 33,729   $   9,109
   Adjustments to reconcile net earnings
      to net cash provided by operating activities:
       Depreciation and amortization                        11,131       8,980
       Decrease in receivables and prepaid items            52,604      12,610
       (Increase) in inventory                             (54,403)    (67,002)
       Increase in payables and accrued items               10,382      53,848
       Gain on sale of assets                                 (155)         -0-

                 NET CASH PROVIDED BY
                 OPERATING ACTIVITIES                       53,288      17,545

CASH FLOWS FROM INVESTING ACTIVITIES

       Purchase of building, land & equipment               (5,531)       (385)
       Proceeds from sale of equipment                         750          -0-

           NET CASH (USED BY)
           INVESTING ACTIVITIES                             (4,781)       (385)

CASH FLOWS FROM FINANCING ACTIVITIES

        Repayment of short-term debt                          (822)         -0-
        Repayment of long-term debt                         (3,863)         -0-
        Purchase of Treasury Stock                         (29,000)         -0-

           NET CASH PROVIDED BY/(USED BY)
           FINANCING ACTIVITIES                            (33,685)         -0-

NET INCREASE (DECREASE) IN CASH                             14,822      17,160

CASH AT BEGINNING OF YEAR                                   15,122      (2,038)

CASH AT END OF YEAR                                       $ 29,944    $ 15,122


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash paid during the year for interest                 $   1,207  $      649

  Cash paid during the year for income taxes             $   4,481  $       -0-








        The accompanying notes are an integral part of these statements.
                                       -7-

                                    NOTES TO

                              FINANCIAL STATEMENTS

                            BROUNLEY ASSOCIATES, INC.
                          Notes to Financial Statements
                           December 31, 1997 and 1996


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

     Brounley Associates, Inc. is located in Pinellas County, Florida. The Company is engaged in the design, manufacture and sale of radio frequency (RF) generators to customers located throughout the United States and abroad. Substantially all sales are to nationally or internationally based concerns in high technology industries.

Method of Accounting

     The Company uses the accrual basis of accounting in accordance with generally accepted accounting principles.

Fixed Assets

     Major purchases of property and equipment having a life of more than one year are stated at cost and capitalized. Repair and maintenance items are charged against earnings. The Company uses tax depreciation lives and methods for both financial reporting and tax purposes which does not differ materially from generally accepted accounting principles and is calculated based on the following:

       Asset Category                             Method*       Estimated Lives

       Computer equipment                         SL/DDB            5 years
       Furniture and fixtures                     SL/DDB            5 - 8 years
       Machinery and equipment manufacturing      SL/DDB            5 - 8 years

*     SL - straight line
      DDB - double declining balance

                            BROUNLEY ASSOCIATES, INC.
                          Notes to Financial Statements
                           December 31, 1997 and 1996


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Cash Equivalents

     For purposes of the statements of cash flows, cash equivalents consist of money market and municipal bond funds with a maturity of three months or less when purchased. The Company does not consider any of its assets to meet the definition of cash equivalents.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from those estimates.

Accounts Receivable

     The company has not established an allowance for uncollectible accounts, since all amounts are deemed collectible.


NOTE 2 -- ACCOUNTS RECEIVABLE

Details of accounts receivable are:              1997                 1996

   Accounts receivable - trade              $   5,444              $ 58,848
   Allowance for doubtful accounts                -0-                   -0-

      Accounts receivable, net              $   5,444              $ 58,848


NOTE 3 -- INVENTORIES

Details of inventories are:                      1997                 1996

   Raw materials                              $ 99,278              $103,658
   Work-in-process                             131,554                72,821
   Finished goods                                6,850                 6,800

      Total inventories                       $237,682              $183,279

     Raw materials are stated at the lower of cost or market. Cost is determined
by  the  first-in,   first-out  method,  and  market  represents  the  lower  of replacement cost or estimated net realizable value.

     Work in process valuation is based on a labor rate applied to the total hours accumulated at December 31, 1997 and 1996.

                            BROUNLEY ASSOCIATES, INC.
                          Notes to Financial Statements
                           December 31, 1997 and 1996


NOTE 4 -- FIXED ASSETS

Details of fixed assets are:                  1997                    1996

      Manufacturing equipment              $30,434                 $26,122
      Computer equipment                     6,524                   7,925
      Office equipment                       1,070                     -0-
      Accumulated depreciation             (26,155)                 (15,979)

        Fixed assets, net                  $11,873                  $18,068

     Depreciation and amortization expense for the years ended December 31, 1997 and December 31, 1996 was $11,131 and $8,980 respectively.

NOTE 5 -- OTHER CURRENT LIABILITIES

Details of other current liabilities are:     1997                    1996

      Income taxes payable                 $ 5,571                  $ 2,119
      Accrued expenses                         120                      120

         Total other current liabilities   $ 5,691                  $ 2,239

     There has been no accrual of vacation benefits earned but unused as employees are not allowed to carry this over from one year to the next and any amounts due at December 31, 1997 and 1996, were not material to the payroll expense as a whole.


NOTE 6 -- LONG-TERM LIABILITIES

     The balance reflected as long-term liabilities on the December 31, 1997 and 1996 relates to a note payable with an original principal balance of $47,500 and interest rate of 8% to a shareholder dating back to 1994 when the corporation was formed. No payments were made on this note prior to 1997.

      Maturities of this note are as follows:

                  Years Ending
                  December 31,                                  Amount

                      1998                                      $15,325
                      1999                                       16,555
                      2000                                       10,935
                  Thereafter                                        -0-
                  Total                                         $42,815

                            BROUNLEY ASSOCIATES, INC.
                          Notes to Financial Statements
                           December 31, 1997 and 1996


NOTE 7 -- COMMON STOCK

     The Company has 100,000 shares authorized, 24,444 shares issued and outstanding of $1 par value common stock as of December 31, 1997 and 1996.

     During 1997 the Company purchased 2,222 shares from a shareholder. The stock was valued at $29,000.

NOTE 8 -- SUBSEQUENT EVENTS

     On September 30, 1998 a share exchange agreement was made by and among Toups Technology Licensing, Inc. and the owners at that time of Brounley Associates. Inc. Brounley Associates, Inc. combined with Toups Technology Licensing, Inc. through the exchange of 900,000 shares of Toups Technology Licensing, Inc. common stock for all the issued and outstanding common stock of Brounley Associates, Inc. It was the intention of all parties involved that this combination satisfy all the requirements of, and be accounted for, as a pooling of interests.

NOTE 9 -- CORRECTION OF AN ERROR

     On  September  30,  1998,  2,222  shares  valued  at  $31,600  of  Brounley
Associates, Inc. common stock was issued to one of the principals of the Company. These shares were issued to compensate the principal for providing expertise, engineering services and the liberal use of his equipment and reputation during the years of 1994 and 1995. This transaction was initially recorded in 1998, but it was determined that in order to accurately reflect the timing of this transaction, the statements needed to be corrected to reflect these prior period transactions. The result of this transaction is to increase the common stock and additional paid in capital account balances at December 31, 1997 and December 31, 1996 to $47,156 and $24,444 respectively and to decrease the retained earnings account balance to $58,190 at December 31, 1997 and $24,461 at December 31, 1996.

                             ADDITIONAL INFORMATION

                           BROUNLEY ASSOCIATES, INC.
                             Additional Information
                         Analysis of Cost of Goods Sold
                           December 31, 1997 and 1996


COST OF GOODS SOLD
                                                  1997                 1996

   Direct costs:
   Beginning inventory                         $ 183,279            $ 116,277
   Materials                                     388,808              312,835
   Labor                                         149,597              135,510
   Subcontracted services                         20,796               15,577
   Ending inventory                             (237,682)            (183,279)

           Total direct costs                    504,798              396,920


   Indirect costs:
   Office expense                                    614                 675
   Depreciation                                   11,131               8,980
   Discounts earned                                 (436)                (75)
   Freight                                        17,949               9,918
   Repairs and maintenance                           858               2,839
   Supplies                                       29,375               3,354
   Taxes                                             -0-                 342
   Outside Engineering Services                   55,392              46,691

           Total indirect costs                  114,883              72,724

           Total cost of goods sold             $619,681            $469,644
















                 See auditors' report on additional information.
                                      -15-

                            BROUNLEY ASSOCIATES, INC.
                             Additional Information
                 Analysis of General and Administrative Expenses
                           December 31, 1997 and 1996


GENERAL AND ADMINISTRATIVE EXPENSES          1997                  1996

    Advertising                           $ 1,104               $ 1,390
    Auto and truck                            183                    70
    Bad debts                                 -0-                 4,092
    Bank charges                               26                 1,953
    Compliance testing                     22,241                   -0-
    Insurance - general                     5,178                 3,788
    Insurance - group                       9,890                 8,794
    Miscellaneous                             839                   283
    Office/expense                          2,059                 1,468
    Office salaries                         3,248                 3,663
    Officers' salaries                     53,883                75,208
    Payroll taxes                          16,683                18,639
    Professional fees                       3,171                 5,123
    Rent                                   24,434                23,181
    Repairs and maintenance                   710                   175
    Royalties                              25,890                25,000
    Taxes and licenses                      1,724                 1,208
    Telephone                               5,813                 7,061
    Trade show                              3,361                 5,935
    Travel                                  5,366                15,183
    Utilities                               3,459                 3,352

     Total general and administrative
                 expenses                $189,262              $205,566















                 See auditors report on additional information.
                                      -16-







                          INDEPENDENT AUDITOR'S REPORT
                            ON ADDITIONAL INFORMATION




Board of Directors
Brounley Associates, Inc.
7381 114th Avenue North
Suite 409
Largo, Florida 33773

     Our report on our audit of the basic financial statements of Brounley Associates, Inc. for 1997 and 1996 appears on page 3. That audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The analysis of cost of goods sold and the analysis of general and administrative expenses are presented for purposes of additional analysis and are not required parts of the basic financial statements.

     We did not observe the taking of the physical inventories at December 31, 1997 and December 31, 1996 (stated at $237,682 and $183,279 respectively), since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about inventory quantities by means of other auditing procedures.

The analysis of costs of goods sold and analysis of general and administrative expenses has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 1997 and December 31, 1996, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




October 19, 1998